Exhibit 99.1

OXIS International Reports October Revenues Match Total 3rd Quarter Revenues.

BEVERLY HILLS, Calif., Nov. 6, 2012 (GLOBE NEWSWIRE) -- via PRWEB - OXIS International, Inc., (OXIS) (OXI.PA) today announced revenues for October were in excess of $105,000. This represents a threefold increase in the average monthly revenue for the 3rd quarter.

David Saloff, OXIS Chairman and CEO stated, "We are extremely pleased with the continued strong revenue growth in October. Both initial and reorders of our products, Prograce (http://www.prograceyou.com) and Reverge (http://www.revergeyou.com) have increased significantly and exceeded the company’s expectations.

About OXIS International, Inc.

OXIS International, Inc. develops technologies and products to research, diagnose, treat and prevent diseases of oxidative stress/inflammation associated with damage from free radical and Reactive Oxygen Species (ROS). The company holds the exclusive patent to manufacture EGT, which has received full GRAS (safety) approval. In addition the company holds the rights to several therapeutic classes of compounds in the area of oxidative stress, including EGT(TM) (99% pure L-ergothioneine), known as the intelligent antioxidant.

Contact:
OXIS International
David Saloff
david@oxis.com
424-248-2311